Exhibit 99.1

 GLOBAL NUTECH, INC. ANNOUNCES APPROXIMATELY 350 MILLION SHARES OF COMMON STOCK
                 TO BE RETURNED TO THE COMPANY AS TREASURY STOCK
                        IN MAJOR STRATEGIC RESTRUCTURING

HUNTINGTON BEACH, CA -- (Marketwire) - 05/03/11 -- Global NuTech, Inc. (OTCBB:
BOCL) (www.globalnutechinc.com) announced today that the Company has made a strategic decision to focus its efforts solely on the Technology and Energy markets, and is undergoing a major capital restructuring of various joint ventures, entered into by its wholly owned subsidiary E-Clean Acquisitions, Inc., that do not fit this new strategic plan. The total number of common shares of the Company outstanding as of April 15, 2011 was approximately 515 million. The affected JV's that are now considered non-core assets represent approximately 350 million shares of the total outstanding common stock base.

E. G. Marchi, President of Global NuTech, Inc. stated, "Upon completion of the spinoff or rescission of these joint ventures, we will have over seventy percent less common stock outstanding, thus providing a major benefit to our common shareholders. The Company has already received verbal agreements from the affected JV's, and will be announcing the closure of each specific transaction shortly as it occurs. We believe that our new, narrower focus in the Technology and Energy sectors will create greater margins and accelerated revenue opportunities for Global NuTech and its shareholders."

ABOUT GLOBAL NUTECH, INC.

Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) provides marketing and distribution for a variety of commercial and consumer products including the Agrigenic Food Company's Biotec Foods(R) (www.biotecfoods.com), Biomed Foods(R) (www.biomedfoods.com) and Biovet International(R) (www.biovet.net) lines of dietary and nutritional supplements. Additionally, our wholly owned subsidiary, NuTec Energy Corporation, will engage in operations to maximize oil production in marginal wells as wells as drilling shallow wells in known production areas with a low risk of a dry well.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements may include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:
E. G. Marchi (714) 373-1930